Exhibit 10.53A

EXECUTION COPY

SHAREHOLDERS AGREEMENT

April 5, 2007

TABLE OF CONTENTS

SHAREHOLDERS AGREEMENT		1

ARTICLE 1 DEFINITIONS AND PRINCIPLES OF INTERPRETATION		2
1.1	Definitions	2
1.2	Additional Definitions	6
1.3	Certain Rules of Interpretation	6
1.4	Accounting	7

ARTICLE 2 PURPOSE AND SCOPE		7
2.1	Unanimous Shareholder Agreement	7
2.2	Compliance with Agreement	8
2.3	Compliance by TSN Canada Holdings and TSN Canada	8

ARTICLE 3 FINANCIAL PARTICIPATION		8
3.1	Initial Equity Participation	8

ARTICLE 4 FINANCIAL SUPPORT		9
4.1	Solvency	9
4.2	Financial Support	9
4.3	Power of Attorney	9
4.4	Operating Cash Shortfall	10

ARTICLE 5 MANAGEMENT OF TSN CANADA HOLDINGS AND TSN CANADA		11
5.1	Board of Directors of TSN Canada Holdings	11
5.2	Board of Directors of TSN Canada	12
5.3	Removal and Replacement of Nominees	12
5.4	Meetings of TSN Canada Holdings and TSN Canada Boards	12
5.5	Quorum and Conflicts of Interest	12
5.6	Auditor	13
5.7	Approval of Matters for TSN Canada Holdings and TSN Canada	13
5.8	Business Plans	15
5.9	Telephone Meetings	16

ARTICLE 6 TRANSFER OF SHARES		16
6.1	Restrictions on Transfer of Shares	16
6.2	TSN US Call Option	19
6.3	Non-Canadian Shareholder’s Right to Obtain Shares	21
6.4	Insolvency of any Shareholder	21
6.5	Endorsement on Certificates	22
6.6	Termination of Rights/Termination Restrictions, etc.	22
6.7	TMI Put Option	22
6.8	Additional Strategic Shareholders	23
6.9	Determining Fair Market Value	24

TABLE OF CONTENTS

(continued)

ARTICLE 7 ARRANGEMENTS REGARDING DISPOSITIONS		24
7.1	Closing	24
7.2	Arrangements Regarding Guarantees	25

ARTICLE 8 OPERATIONS		25
8.1	Operations	25

ARTICLE 9 FINANCIAL MATTERS		26
9.1	Books and Records	26
9.2	Financial Statements	26

ARTICLE 10 INTENTIONALLY DELETED		26

ARTICLE 11 GENERAL		26
11.1	Confidentiality	26
11.2	Relationship of the Parties, etc.	27
11.3	Application of this Agreement	28
11.4	Compliance with Restrictions	28
11.5	Benefit of the Agreement	29
11.6	Entire Agreement	29
11.7	Amendments and Waivers	29
11.8	Assignment	29
11.9	Termination	29
11.10	Severability	29
11.11	Notices	30
11.12	Compliance with Applicable Law	30
11.13	Reproduction of Documents	30
11.14	Counterparts	31
11.15	Attornment and Waiver of Trial by Jury	31

SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made as of the 5th day of April, 2007.

BETWEEN:

TMI COMMUNICATIONS AND COMPANY, LIMITED PARTNERSHIP, a limited partnership formed under, and governed by, the laws of the Province of Quebec (“TMI”)

-and-

TERRESTAR NETWORKS INC., a corporation incorporated under the laws of the State of Delaware (“TSN US”)

-and-

TERRESTAR NETWORKS HOLDINGS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario (“TSN Canada Holdings”)

-and-

TERRESTAR NETWORKS (CANADA) INC., a corporation incorporated under the laws of the Province of Ontario (“TSN Canada”).

RECITALS:

A.	TMI and TSN US have formed TSN Canada Holdings to carry on business as a “Carrier Holding Corporation” as defined in the Canadian Communications Statutes. TSN Canada Holdings has established an operating company, TSN Canada, which will operate as a Radiocommunication Carrier and a Telecommunications Common Carrier as those terms are defined in the Canadian Communications Statutes and will hold the 2 GHz Authorizations and the telecommunications transmission facilities used for the provision of TSN Canada’s services. TSN Canada Holdings and TSN Canada will conduct the following business (the “Business”):

(a)	the provision of radiocommunication services in Canada, either directly or via resellers, pursuant to the 2 GHz Authorizations granted to TSN Canada by Industry Canada;

(b)	the fulfillment of any obligations when and as required by the 2 GHz Authorizations; and

(c)	such other business as is necessary in relation to the foregoing.

B.	TMI and TSN US together own, directly or indirectly, all of the issued and outstanding voting shares of TSN Canada Holdings and TSN Canada.

C.	The Parties have entered into this Agreement to record their agreement as to the general principles which shall apply to the operations of TSN Canada Holdings and of TSN Canada, including the manner in which the affairs of TSN Canada Holdings and TSN Canada will be conducted, and to grant to each other certain rights and obligations with respect to their ownership, directly and indirectly, of the Shares.

THEREFORE the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, the following words and terms shall have the meanings set forth below:

“2 GHz Authorizations” means all spectrum licence and orbital slot authorizations and reservations issued to TSN Canada by Industry Canada or by any other Governmental Authority, including any ancillary terrestrial component or related authorizations, and such other approvals or reservations that are needed or required to be held by TSN Canada in order to conduct its Business;

“Act” means the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced;

“Affiliate” has, with respect to any corporation, the meaning set out in the Act and, for greater certainty, when such term is used in relation to: (i) TMI, it shall include BCE Inc. and all entities Controlled by BCE Inc.; or (ii) TSN US, it shall include Motient Corporation and all entities Controlled by Motient Corporation;

“Agreement” means this Shareholders Agreement, including the recitals and all attached schedules and all instruments supplemental to or in amendment or confirmation of this Agreement; references to Article, Section or paragraph are to the specified Article, Section or paragraph of this Agreement;

“Auditor” means the auditor of TSN Canada Holdings and TSN Canada;

“BCE Group Member” means BCE Inc., TMI, Telesat Canada or any Affiliate of any of the foregoing or any Person that is Controlled by any of the foregoing, provided that, to qualify as a BCE Group Member for the purposes of this Agreement, such BCE Group Member must also be a Canadian. However, (i) if TMI ceases to be Controlled by BCE Inc., then each of TMI and any Affiliate of TMI or any Person Controlled by TMI or an Affiliate of TMI will cease to be a BCE Group Member, and (ii) if Telesat Canada ceases to be

Controlled by BCE Inc., then each of Telesat Canada and any Affiliate of Telesat Canada or any Person Controlled by Telesat Canada or an Affiliate of Telesat Canada will cease to be a BCE Group Member.

“Best Efforts” means best efforts but without any requirement for the Person using such best efforts to do anything that Person, acting reasonably, believes could adversely affect the relationship between that Person or any of its Affiliates, on the one hand, and Industry Canada or the US Federal Communications Commission, on the other hand, in any material respect;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Ottawa, Ontario are open for business during normal banking hours;

“Business Plan” means the business plan of TSN Canada or TSN Canada Holdings, as the case may be, that has been approved in accordance with Section 5.8 of this Agreement;

“Canadian” has the meaning ascribed to it in the Canadian Communications Statutes as that term is defined herein;

“Canadian Communications Statutes” means, collectively, the Radiocommunication Act (Canada) and the Telecommunications Act (Canada), and any regulations made thereunder or under any successor legislation, all as the same may be amended from time to time;

“Carriers” means Radiocommunication Carriers and Telecommunications Common Carriers, as defined in the Canadian Communications Statutes;

“Control” means, with respect to any corporation or entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such corporation or entity, whether through the ownership of voting securities, by contract or otherwise. For the purposes of the Canadian Communications Statutes, as the context may require, “control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, agreement or arrangement, the ownership of any body corporate or otherwise;

“Corporate Opportunities Group” has the meaning given to it in Section 11.2 of this Agreement;

“CRTC” means the Canadian Radio-television and Telecommunications Commission;

“Designated Price” means the purchase price for Shares of TSN Canada Holdings determined in accordance with Section 6.7(c) hereof;

“Disposition Date” means the earliest date on which TMI Delaware and its Affiliates have sold or otherwise disposed (other than among TMI Delaware and such Affiliates) of at least 90% of the shares of common stock of TSN US (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend of such shares, stock distribution of such shares or similar event) held by TMI Delaware as at June 15, 2006, and for greater certainty, (i) such shares will include, with appropriate adjustment, the shares of common stock of Motient Corporation (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend of such shares, stock distribution of such shares or similar event) received by TMI in exchange for such shares of TSN US, but (ii) such shares of TSN US or Motient Corporation will not include the shares of common stock of SkyTerra Communications, Inc. (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend of such shares, stock distribution of such shares or similar event) received by TMI by way of dividend or other distribution from Motient Corporation.

“Fair Market Value” has the meaning given to it in Section 6.9 of this Agreement;

“Eligible Purchaser” means a Canadian;

“GAAP” has the meaning given to it in Section 1.4 of this Agreement;

“Governmental Authority” means any Canadian or non-Canadian federal, national, supranational, provincial, state, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body;

“Industry Canada” means the federal Department of Industry or any successor agency thereto;

“Insolvent” means unable to pay its liabilities as they become due;

“Lien” means, with respect to any Shares, any mortgage, lien, pledge, charge, conditional assignment, hypothecation, security interest, title retention, preferential right, trust arrangement, right of set-off, counterclaim or bankers lien or encumbrance, privilege or priority or right of others of any kind in respect of such Shares, including, without limitation, any option or right of first refusal or first offer in respect thereof or any of the foregoing having the practical effect of security or any preference in favour of one creditor over another;

“Material Agreement” means any agreement, contract or other legally binding commitment, written or oral, entered into by TSN Canada Holdings or TSN Canada which has one or more of the following attributes: (i) is out of the ordinary course of business; (ii) has material strategic implications; (iii) will, or is reasonably likely to, result in a fundamental change, or prevent or be reasonably likely to prevent TSN Canada Holdings or TSN Canada from having the ability to make a fundamental change, in the manner in which its business or a material part thereof is carried on or in the Persons with whom a material part of such business is carried on; (iv) contains non-competition or non-solicitation covenants or otherwise restricts the scope of business of TSN Canada Holdings or TSN Canada; (v) involves or could reasonably be expected to involve amounts or assets having a fair market value in excess of $500,000 in the aggregate over its term; or (vi) is with any Affiliate;

“Operating Cash Shortfall” has the meaning given to such term in Section 4.4 of this Agreement;

“Parties” means, collectively, the parties to this Agreement and “Party” means any one of them;

“Person” includes any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his capacity as trustee, executor, administrator, or other legal representative;

“Radio Station Licence” means any radio station licence or other form of authorization issued by Industry Canada under the Radiocommunication Act or any successor legislation thereto that authorizes the holder thereof to make use of a specified radio transmission or reception device in respect of a specified radiofrequency band in a specified location;

“Resident Canadian” means an individual who is a “resident Canadian” within the meaning of the Act and is a Canadian under the Canadian Communications Statutes;

“Restrictions” means such limitations on (i) ownership of voting shares of Carriers and Carrier Holding Corporations and (ii) control in fact of such Carriers and Carrier Holding Corporations as set forth and defined in the Canadian Communications Statutes as may be applicable under the circumstances;

“Senior Officer(s)” means the Chief Executive Officer, the Chief Financial Officer, the Chief Technical Officer, the President, the Secretary, the General Counsel and other comparable officers in charge of a material division or set of matters for TSN Canada Holdings or TSN Canada from time to time;

“Shareholders” means, collectively, the shareholders of TSN Canada, and the shareholders of TSN Canada Holdings, together with such other Persons as may become shareholders of TSN Canada or TSN Canada Holdings, and “Shareholder” means any one of such Persons individually;

“Shares” means TSN Canada Holdings Common Shares or TSN Canada Common Shares, as the case may be;

“Solvent” means able to pay its liabilities as they become due;

“Spectrum Licence” means any spectrum licence or other form of authorization issued by Industry Canada under the Radiocommunication Act or any successor legislation thereto that authorises the holder thereof (and its customers or other permitted users) to make use of a specified radiofrequency band, and which may specify a specific geographic area to which such authorization applies;

“Spectrum Matter” means the submission by TSN Canada Holdings or TSN Canada of, or decision of TSN Canada Holdings or TSN Canada to submit or not to submit, any application for, or to accept or not to accept the issuance or transfer from a third party in its favour of, a Radio Station Licence or a Spectrum Licence, or to comment, whether orally or in writing, as to any such application, acceptance or Licence, and/or the conditions under which such applications are to be submitted or accepted, other than with respect to the Radio Station Licences and Spectrum Licences that will be issued by Industry Canada to TSN Canada once the Approval in Principle issued by Industry Canada to TMI on July 15, 2005, as amended on September 29, 2005 (and as may be further amended from time to time) has been transferred to TSN Canada;

“TMI Delaware” means TMI Communications Delaware, Limited Partnership;

“TMI Parent” has the meaning given to such term in Section 6.1(e) of this Agreement;

“TSN Canada Board” means the board of directors of TSN Canada;

“TSN Canada Common Shares” means voting common shares in the capital of TSN Canada;

“TSN Canada Holdings Board” means the board of directors of TSN Canada Holdings;

“TSN Canada Holdings Common Shares” means voting common shares in the capital of TSN Canada Holdings; and

“TSN US ROFR” has the meaning given to such term in Section 6.1(e)A. of this Agreement.

1.2	Additional Definitions

Unless otherwise contrary to or inconsistent with the subject matter or context, or unless otherwise provided in this Agreement, all other words and terms used in this Agreement which are defined in the Act shall have the meanings set out in the Act.

1.3	Certain Rules of Interpretation

In this Agreement,

(a)	Time - Time is of the essence in the performance of the Parties’ respective obligations.

(b)	Currency - Unless otherwise specified, all references to money amounts are references to Canadian currency.

(c)	Headings - The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of content and shall not be used to interpret the provisions of this Agreement.

(d)	Singular, etc. - The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this

Agreement to such Person or Persons or circumstances as the context otherwise permits.

(e)	Consent - Whenever a provision of this Agreement requires an approval or consent by a Party and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval.

(f)	Calculation of Time - Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

(g)	Business Day - Whenever any payment to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.4	Accounting

Wherever in this Agreement reference is made to generally accepted accounting principles (“GAAP”), such reference shall be deemed to be the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date, as well as the reconciliations to generally accepted accounting principles as approved for use in the United States by the Financial Accounting Services Board.

ARTICLE 2

PURPOSE AND SCOPE

2.1	Unanimous Shareholder Agreement

(a)	This Agreement is and shall be deemed to be a unanimous shareholder agreement within the meaning of the Act for the purposes of both TSN Canada Holdings and TSN Canada and the power of the directors to manage or supervise the management of the business and affairs of TSN Canada Holdings and TSN Canada is restricted in accordance with and to the extent of the terms of this Agreement.

(b)	Where provided in this Agreement, a Shareholder has all the rights, powers and duties of the directors of the Corporation and all obligations and liabilities relating to such rights, powers and duties, whether arising under the Act or otherwise, and to the extent that this Agreement restricts the discretion or powers of the directors to manage or supervise the management of the business and affairs of TSN Canada Holdings or TSN Canada, the directors of TSN Canada Holdings and TSN Canada are relieved of their duties and liabilities in regard thereto.

(c)	No amendment to this Agreement affecting the rights, powers and duties of any of the directors of TSN Canada Holdings or TSN Canada shall become effective until the directors of TSN Canada Holdings or TSN Canada, as the case may be, have been given written notice of the proposed amendment and an opportunity to resign.

(d)	In the event of any conflict or inconsistency between the provisions of this Agreement, the Act, the articles or the by-laws of TSN Canada Holdings or TSN Canada, the provisions of this Agreement shall (to the extent they may lawfully do so) prevail. Each of the Shareholders agrees to vote or cause to be voted the Shares beneficially owned by it so as to cause the articles or the by-laws of TSN Canada Holdings or TSN Canada to be amended to resolve any such conflict or inconsistency in favour of the provisions of this Agreement.

2.2	Compliance with Agreement

Each Shareholder agrees to vote and act as a shareholder of TSN Canada Holdings and TSN Canada, as the case may be, so as to fulfil the provisions of this Agreement and in all other respects to comply with and, subject to applicable legal requirements, use all reasonable efforts to cause TSN Canada Holdings and TSN Canada to comply with, this Agreement, and to the extent, if any, which may be permitted by law, shall cause its respective nominee(s) as directors of TSN Canada Holdings or TSN Canada to act in accordance with this Agreement.

2.3	Compliance by TSN Canada Holdings and TSN Canada

TSN Canada Holdings and TSN Canada each undertakes to carry out and be bound by the provisions of this Agreement to the full extent that it has the capacity and power at law to do so.

ARTICLE 3

FINANCIAL PARTICIPATION

3.1	Initial Equity Participation

As of the date hereof, the relative Shareholdings of TMI and TSN US in TSN Canada Holdings and in TSN Canada shall be as set forth below:

Shareholder	TSN Canada Holdings Common Shares
TMI	66 2/3%
TSN US	33 1/3%

Shareholder	TSN Canada Common Shares
TSN Canada Holdings	80%
TSN US	20%

ARTICLE 4

FINANCIAL SUPPORT

4.1	Solvency

Each of TSN Canada Holdings and TSN Canada will use its best efforts to remain Solvent and will not take any action which would reasonably be expected to render either of them Insolvent.

4.2	Financial Support

In the event that either TSN Canada Holdings or TSN Canada expects to become or becomes Insolvent it shall, as soon as practicable, seek financial support in such amount as is required for TSN Canada Holdings or TSN Canada, as the case may be, to become or remain Solvent, and may request such financial support from TSN US, by the delivery in writing of a notice (the “Financing Notice”) to TSN US.

The Financing Notice shall specify the amount and timing for the financial support that TSN Canada Holdings or TSN Canada wishes to receive from TSN US. If TSN Canada Holdings or TSN Canada and TSN US are unable to agree on the form or terms of financial support to be provided within fifteen Business Days following the date of the Financing Notice (the “Financing Notice Period”), which form and terms may, subject to the Restrictions, be determined at the sole option of TSN US and may include, without limitation, support by way of: (a) the purchase by TSN US of shares of TSN Canada Holdings or TSN Canada; and/or (b) a loan from TSN US to TSN Canada Holdings or TSN Canada (which loan may, at the option of TSN US be convertible into shares of TSN Canada Holdings or TSN Canada), then TSN Canada Holdings or TSN Canada may seek other sources of financial support from other Persons. If TSN Canada Holdings or TSN Canada are unable to find more favourable terms than those offered by TSN US from other sources within forty Business Days of the expiry of the Financing Notice Period, then TSN Canada Holdings or TSN Canada shall, subject to the Restrictions, immediately by notice in writing (the “Acceptance Notice”) to TSN US, offer to accept the form and terms of the financial support originally offered by TSN US, if any, in response to the Financing Notice.

Within fifteen Business Days following the date of its receipt of the Acceptance Notice, TSN US shall advise TSN Canada Holdings or TSN Canada, as the case may be, by notice in writing as to whether TSN US is willing to provide the financial support requested by TSN Canada Holdings or by TSN Canada. TSN US shall not be required to provide such financial support to TSN Canada Holdings or TSN Canada except as provided in Section 4.4 of this Agreement. If TSN US is willing to provide such financial support, it shall do so as soon as possible following the giving of notice by it to TSN Canada Holdings or TSN Canada that it will provide the requested financial support.

4.3	Power of Attorney

If TSN Canada Holdings or TSN Canada becomes Insolvent and fails to request financial support from TSN US in accordance with Section 4.2, each of TSN Canada Holdings and TSN Canada hereby irrevocably constitutes and appoints TSN US as its attorney to give the Financing Notice, specifying the amount and form of such financial support and, in the name and on behalf of TSN Canada Holdings or TSN Canada, to execute and deliver all such promissory notes, share certificates and other instruments necessary or desirable in accordance with the terms of such request for financial support and to register any securities on the books of TSN Canada Holdings and TSN Canada. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, dissolution, liquidation or other termination of the existence of TSN Canada Holdings or TSN Canada and each of TSN Canada Holdings and TSN Canada hereby ratifies and confirms all that TSN US may lawfully do or cause to be done by virtue of the provisions of this Section 4.3.

4.4	Operating Cash Shortfall

(a)	Notwithstanding anything to the contrary in this Agreement, in the event that at any time (but not more often than once per month) either TSN Canada Holdings or TSN Canada incurs or expects to incur an Operating Cash Shortfall, it may request in writing, by the delivery of a notice to TSN US, financial support from TSN US in an amount equal to such Operating Cash Shortfall. The notice requesting financial support shall also specify the form and the terms for such financial support which TSN Canada Holdings or TSN Canada wishes to receive: including, without limitation, support by way of the purchase by TSN US of shares of TSN Canada Holdings or TSN Canada, or a loan to TSN Canada Holdings or TSN Canada (which loan may be convertible into equity of TSN Canada Holdings or TSN Canada). If TSN Canada Holdings or TSN Canada and TSN US are unable to agree on the form or terms of financial support to be provided within ten (10) Business Days following the date that the request for financial support is made, then the request for financial support shall, subject to the Restrictions, be deemed to be a request for financial support by the purchase by TSN US of non-voting common shares of TSN Canada Holdings or TSN Canada at a price of $1.00 per share. Such non-voting common shares shall rank pari passu with the TSN Canada Holdings Common Shares or TSN Canada Common Shares, as the case may be.

(b)	Within fifteen (15) Business Days following receipt by TSN US of such request and such other documentation as is reasonably required by TSN US concerning such Operating Cash Shortfall, TSN US shall provide the financial support requested. Notwithstanding the foregoing, TSN US shall not be obligated to provide the financial support unless all of the following conditions are met:

(i)	the provision of the financial support shall not result in TSN Canada failing to comply with the Restrictions;

(ii)	the Business Plan of TSN Canada and TSN Canada Holdings in effect at the time of the request for financial support, and for the two preceding financial years, must be reasonably acceptable to TSN US; and

(iii)	TSN Canada and TSN Canada Holdings must have conducted their business in material compliance with their respective Business Plans in effect at the time of the request for financial support and for the two preceding financial years.

(c)	For purposes of this Section 4.4, “Operating Cash Shortfall” means a cash shortfall arising in the ordinary course of Business and includes any cash required for the payment of any taxes attributable to the operations or activities of TSN Canada Holdings or TSN Canada but which, for greater certainty, does not include cash needs arising from any extraordinary loss, any writedown of assets or any cash needs arising from an action which constitutes a breach by TSN Canada Holdings or TSN Canada of this Agreement.

(d)	TSN US’ obligations to provide financial support for Operating Cash Shortfalls of TSN Canada Holdings or TSN Canada pursuant to this Section 4.4 shall terminate upon the earlier of: (i) the termination of this Agreement; or (ii) a change of control of TSN Canada provided that the transfer by TMI to a BCE Group Member in a manner permitted by Section 6.1(d) hereof, shall not constitute a change of control of TSN Canada. The Parties acknowledge and agree that TSN US’ obligations to provide financial support for such Operating Cash Shortfalls shall apply to all Operating Cash Shortfalls incurred prior to the termination of TSN US’ obligations hereunder and shall be satisfied in full, notwithstanding that the Parties may receive notice of such Operating Cash Shortfalls, including tax liabilities and payments, after the termination of TSN US’ obligations to provide financial support for Operating Cash Shortfalls of TSN Canada Holdings and TSN Canada.

ARTICLE 5

MANAGEMENT OF TSN CANADA HOLDINGS AND TSN CANADA

5.1	Board of Directors of TSN Canada Holdings

(a)	The TSN Canada Holdings Board shall have the overall responsibility for managing and supervising the business and affairs of TSN Canada Holdings. The power and authority of the TSN Canada Holdings Board shall be restricted only by the Act and other applicable legislation and the terms of this Agreement, including Section 5.7 hereof.

(b)	At all times a majority of the directors of TSN Canada Holdings and of any committees of the Board shall be Resident Canadians.

(c)	The TSN Canada Holdings Board shall consist of five directors, comprised of three nominees of TMI and two nominees of TSN US. Each Shareholder shall be entitled to remove and replace its nominee(s) from time to time as provided in Section 5.3.

(d)	Promptly following execution of this Agreement by the Shareholders, a special Shareholders’ meeting shall be convened to elect directors to the TSN Canada Holdings Board in accordance with the provisions of this Agreement. Each Shareholder shall vote its Shares to elect the directors nominated in accordance with this Agreement.

5.2	Board of Directors of TSN Canada

(a)	The TSN Canada Board shall have the overall responsibility for managing and supervising the business and affairs of TSN Canada. The power and authority of the TSN Canada Board shall be restricted only by the Act and other applicable legislation and the terms of this Agreement, including Section 5.7 hereof.

(b)	At all times not less than 80% of the directors of TSN Canada shall be Resident Canadians.

(c)	The TSN Canada Board shall consist of five directors, comprised of one nominee of TSN US and four nominees of TSN Canada Holdings. Each Shareholder shall be entitled to remove and replace its nominee(s) from time to time as provided in Section 5.3.

(d)	Promptly following execution of this Agreement by the Shareholders, a special Shareholders’ meeting shall be convened to elect directors to the TSN Canada Board in accordance with the provisions of this Agreement. Each Shareholder shall vote its Shares to elect the directors nominated in accordance with this Agreement.

5.3	Removal and Replacement of Nominees

Any Shareholder entitled to nominate and elect a director to the TSN Canada Holdings Board or the TSN Canada Board, as the case may be, shall be entitled to remove any such director by notice to such director, the other Shareholder(s) and to TSN Canada Holdings or TSN Canada, as the case may be. If such director does not resign in accordance with such notice, the Shareholders shall vote their shares to remove such director. Any vacancy occurring on any such board by reason of the death, disqualification, inability to act, resignation or removal of any director shall be filled only by a further nominee of the Shareholder whose nominee was so affected so as to maintain a board consisting of the numbers of nominees specified in Section 5.1 or 5.2, as the case may be.

5.4	Meetings of TSN Canada Holdings and TSN Canada Boards

The TSN Canada Holdings Board and the TSN Canada Board shall each meet at least once in every quarter ending on March 31, June 30, September 30 and December 31 in each year during the term of this Agreement and in the event that a meeting is not held during any such three month period, any director may call a meeting of the TSN Canada Holdings Board or the TSN Canada Board, as the case may be, on 48 hours’ prior written notice to the other directors. At each meeting of the TSN Canada Holdings Board or the TSN Canada Board, the directors shall discuss the current status of the operations of TSN Canada Holdings or TSN Canada, as the case may be, and, with respect to all major developments or planned actions involving such corporations, shall present to the meeting complete current financial information.

5.5	Quorum and Conflicts of Interest

No meeting of the TSN Canada Holdings Board, the TSN Canada Board, or any committee of the TSN Canada Holdings Board or TSN Canada Board will be held unless a majority of directors present and entitled to vote are Resident Canadians who are Designated Directors.

For the purposes of this section, a Designated Director is a director of TSN Canada Holdings or TSN Canada who is nominated by TMI or TSN Canada Holdings, as the case may be, or who, at the time of nomination, (a) is not, and has not been in the last three years prior to being nominated, employed (other than as a director of TSN Canada Holdings or any subsidiary of TSN Canada Holdings) by an Interested Party; (b) is not an Interested Party; and (c) has no other relationship (other than ownership of less than 1% of any class of the securities of an Interested Party or service as a director of TSN Canada Holdings or any subsidiary of TSN Canada Holdings) that could reasonably be expected to compromise his or her independence in fact from an Interested Party.

For the purposes of this section, “Interested Party” means TSN US and its Affiliates and any director or officer thereof.

5.6	Auditor

For so long as BCE Group Members own, in the aggregate, a majority of the Shares of TSN Canada Holdings, the auditor designated by TMI shall be appointed the Auditor of TSN Canada Holdings and TSN Canada. TSN US shall be entitled to direct the Auditor to assist and cooperate with, and to provide such accounting reports, financial statements and other financial materials relating to TSN Canada and TSN Canada Holdings as may be requested by TSN US from time to time to, TSN US and TSN US’ auditor and TSN US’ Affiliates’ auditor(s) in connection with: (i) the preparation of TSN US’ and its Affiliates’ financial statements; and (ii) TSN US’ and its Affiliates’ other financial reporting obligations, provided that any costs or expenses related to the foregoing shall be paid by TSN Canada and TSN Canada Holdings.

5.7	Approval of Matters for TSN Canada Holdings and TSN Canada

Except as otherwise contemplated by this Agreement or required by applicable law, all decisions of the TSN Canada Holdings Board and the TSN Canada Board will be decided by a simple majority of such directors, provided that the written consent of holders of, in the case of TSN Canada Holdings, more than sixty-six and two-thirds percent (66  2/3%) of the TSN Canada Holdings Common Shares and, in the case of TSN Canada, more than eighty percent (80%) of the TSN Canada Common Shares, will also be required for any of the following actions to be taken by the TSN Canada Holdings Board and TSN Canada Holdings, or by the TSN Canada Board and TSN Canada, as the case may be:

(a)	the creation of any new direct or indirect subsidiaries of TSN Canada Holdings or TSN Canada;

(b)	the entering into or the amendment, renewal, assignment, termination or the granting of any consent, approval or waiver under, or the decision to let expire, any Material Agreement in excess of $500,000;

(c)	any change in TSN Canada Holdings’ or TSN Canada’s articles of incorporation or by-laws or other constituent corporate documents;

(d)	any material change in the scope and nature of TSN Canada Holdings’ or TSN Canada’s Business or operations including, without limitation, any Spectrum Matter (as defined in Section 1.1);

(e)	the authorization, issuance, sale or grant of any of TSN Canada Holdings’ or TSN Canada’s shares or other securities other than pursuant to Article 4 hereof;

(f)	the repurchase, redemption or other acquisition of any shares or other securities of TSN Canada Holdings or TSN Canada, including the repurchase or repayment of any indebtedness prior to its stated maturity;

(g)	the creation, issuance, assumption, or incurring of any indebtedness, guarantee or other liability, contingently or otherwise, with respect to any amount of more than $500,000 in the aggregate outstanding at any one time other than pursuant to Article 4 hereof;

(h)	capital expenditures, investments, other asset purchases or commitments in excess of $500,000 per annum;

(i)	the hypothecation, mortgage, pledge, charge or encumbrance of any assets having a value in the aggregate in excess of $500,000;

(j)	the purchase, acquisition or obtaining of any shares or other proprietary interests directly or indirectly, in any other entity or related entities or business assets of another person or related persons or the entering into of a commitment to enter or make any investments in a joint venture or partnership, by TSN Canada Holdings or TSN Canada;

(k)	the sale, lease, transfer or other disposition of any asset or group of assets with a book value or fair market value of $500,000 or more by TSN Canada or TSN Canada Holdings per annum;

(l)	the declaration or payment of dividends or the making of any distributions by TSN Canada Holdings or TSN Canada in respect of its capital;

(m)	TSN Canada or TSN Canada Holdings becoming a party to any agreement which by its terms restricts TSN Canada’s or TSN Canada Holdings’ performance of the terms of any agreements between TSN Canada or TSN Canada Holdings and TSN US;

(n)	the taking of any steps to wind up, dissolve, reorganize or terminate TSN Canada Holdings’ or TSN Canada’s corporate existence or the taking of any steps in respect of insolvency proceedings by or against such corporations;

(o)	the entering into or consummation of any merger, consolidation, or other form of corporate reorganization with any other person, other than pursuant to a transaction with a permitted transferee in accordance with Sections 6.1 (d) or (e), or the sale or transfer of all or substantially all of the assets of TSN Canada Holdings or TSN Canada to another person through a single transaction or a series of transactions;

(p)	any change to the name of TSN Canada Holdings or TSN Canada except one necessitated by the termination of, and in accordance with, a trade-marks licence agreement;

(q)	the adoption or amendment of any stock option plan or other employee benefit plan or grant or issuance of any common shares, common share equivalent or other equity securities under such plans;

(r)	paying or incurring any obligation for the payment of salaries, fees or other remuneration of an employee of another corporation or other entity;

(s)	any payment to directors, officers or employees in excess of customary compensation for people in comparable positions;

(t)	the grant of any severance or termination pay to any Senior Officer of TSN Canada Holdings or TSN Canada which is in excess of customary compensation for people in comparable positions or which is in excess of that permitted under the compensation plans of TSN Canada Holdings or TSN Canada, as the case may be;

(u)	any change in accounting principles, practice or method except for such change which (i) in the opinion of its Auditor, is required by law or by GAAP (ii) does not involve discretion on the part of the reporting entity and (iii) is described in a written notice delivered to each of the Shareholders prior to implementation;

(v)	the entering into or the amendment, renewal, assignment, termination or the decision to let expire, any lease for real property other than in the ordinary course of the Business; or

(w)	any decision which, under the Act, the Shareholders of the relevant corporation are required to approve.

5.8	Business Plans

The initial annual and five year Business Plans for TSN Canada shall be approved by the TSN Canada Board and the TSN Canada Holdings Board as soon as reasonably practicable, and copies thereof shall be provided to each of the Shareholders forthwith following such approval. In each financial year of TSN Canada, the Chief Executive Officer of TSN Canada will cause management of TSN Canada, following as extensive consultation with the Shareholders as is reasonably possible and after having considered in good faith any proposals put forth by the Shareholders with respect to the Business Plans, to prepare and submit to the TSN Canada Board and the TSN Canada Holdings Board updated annual and five year Business Plans at least 90 days prior to commencement of the financial year of TSN Canada to which such Business Plans relate. Approval of the Business Plans will be effective upon the approval of only a majority of the members of each of the TSN Canada Board and the TSN Canada Holdings Board.

5.9	Telephone Meetings

Any or all directors may participate in a meeting of the TSN Canada Holdings Board or TSN Canada Board or a meeting of the Shareholders of TSN Canada Holdings or TSN Canada by means of such telephone, electronic or other communication facilities as permit all Persons participating in the meeting to hear and communicate with each other simultaneously and a director participating in such a meeting by such means is deemed to be present at the meeting.

ARTICLE 6

TRANSFER OF SHARES

6.1	Restrictions on Transfer of Shares

(a)	Any transfer of Shares of TSN Canada Holdings or of TSN Canada must be in compliance with all Canadian laws, including the Restrictions.

(b)	Except as expressly provided in this Agreement or in any other agreement between the Shareholders, or as may otherwise be provided in the articles of TSN Canada or TSN Canada Holdings, as applicable, or agreed to in writing by the Shareholders, no Shareholder shall, directly or indirectly, sell, transfer, or create any Lien on (collectively, “transfer”) any Shares held by it, or any of its rights or obligations under this Agreement or any voting rights with respect to its Shares, to any Person, except with the consent of all of the Shareholders.

(c)	Any transfer in violation of this Agreement shall be void and shall not be recorded on the books or records of TSN Canada Holdings or TSN Canada.

(d)	A BCE Group Member shall be permitted to transfer all or part of its Shares of TSN Canada Holdings to another BCE Group Member. The transferring BCE Group Member shall give not less than ten (10) Business Days prior written notice of any such transfer to TSN US. TSN US and the BCE Group Members who own Shares of TSN Canada Holdings at the time will use Best Efforts to obtain as soon as possible all of the approvals or deemed approvals and effect all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission in respect of such transfer of Shares of TSN Canada Holdings. In the event any such transferee under this Section 6.1(d) ceases to qualify as a BCE Group Member and such transferee is not reasonably acceptable to TSN US and to the Canadian regulatory authorities, then such entity shall immediately (or if any regulatory approvals are required, within ten (10) days of receipt thereof) transfer the Shares to a BCE Group Member, and if such Shares are not so transferred, the loss of status as a BCE Group Member shall thereupon be deemed a transfer in violation of this Agreement, and the provisions of Section 6.1(c) shall apply.

(e)

A.	If (i) any company that directly or indirectly owns or Controls a BCE Group Member wishes to transfer all or part of its interest in such BCE Group

Member to a third party other than a BCE Group Member or a Person that as a result of the transfer becomes a BCE Group Member, and (ii) at the time of such proposed transfer such BCE Group Member owns Shares of TSN Canada Holdings, the BCE Group Member shall forthwith give notice (the “TMI Notice”) to TSN US of such proposed transfer and TSN US and/or any of its Affiliates shall be entitled, subject to the Restrictions, to purchase, or designate and cause an Eligible Purchaser to purchase all but not less than all of the Shares of TSN Canada Holdings owned by the BCE Group Members. If TSN US and/or any of its Affiliates wish to exercise the right to purchase provided for in this Section (which right is hereinafter referred to as the “TSN US ROFR”), TSN US shall give notice to the BCE Group Member that gave the TMI Notice and BCE Inc. within thirty (30) days of its receipt of the TMI Notice, advising them of its intention to exercise such rights under this Section. The price to be paid for each BCE Group Member’s Shares of TSN Canada Holdings pursuant to this Section shall be the stated capital of such Shares. The purchase and sale of the Shares pursuant to the exercise of the TSN US ROFR shall be completed on the date (the “Closing Date”) which is the fifth day following the later of the delivery by TSN US of its notice and receipt of all governmental approvals, if any, required in connection with such purchase, which Closing Date shall not be later than twelve (12) months after the date of the TMI Notice. TSN US and the BCE Group Members who own Shares of TSN Canada Holdings at the time (and in the case of Section 6.1(e)B, the Person that owns Shares in TSN Canada Holdings and that has lost its status as a BCE Group Member thereby giving rise to TSN US’ exercise of the TSN US ROFR under that Section) will use Best Efforts to obtain as soon as possible all of the approvals or deemed approvals and effect all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission (which, for greater certainty, does not include any financial, performance or other obligations on the BCE Group Members following the completion of the purchase and sale of the Shares). TSN US will, if applicable, use Best Efforts to identify an Eligible Purchaser and the BCE Group Members will use commercially reasonable efforts to assist in identifying such an Eligible Purchaser, in respect of such transfer of Shares of TSN Canada Holdings pursuant to TSN US’ exercise of the TSN US ROFR. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and TSN US may agree; provided that the purchase price shall not be less than the stated capital of such Shares.

B.

Notwithstanding Section 6.1(e)A., any Person that has an interest in TMI (a “TMI Parent”) at a time when TMI owns a majority of the Shares of TSN Canada Holdings will be entitled, after giving notice to the other Shareholders, subject to the Restrictions, to sell or transfer all or part of its interest in TMI to any BCE Group Member, and in such circumstances, TSN US shall not have the right to exercise the TSN US ROFR, provided, that in the event any such transferee of the TMI Parent ceases to qualify as a BCE

Group Member and the change of Control of TMI resulting in such disqualification is not reasonably acceptable to TSN US and to the Canadian regulatory authorities, then such entity shall immediately (or if any regulatory approvals are required, within ten (10) days of receipt thereof) transfer the Shares to a BCE Group Member, and if such Shares are not so transferred, the loss of status as a BCE Group Member shall thereupon be deemed a transfer in violation of this Agreement, and the provisions of Section 6.1(c) shall apply, provided further, that, notwithstanding the foregoing, at any time after the date that a transferee of the TMI Parent under this Section 6.1(e)B. ceases to be a BCE Group Member, TSN US may, by written notice to TMI and BCE Inc., elect to exercise the TSN US ROFR in which case the provisions of Section 6.1(e)A. shall apply.

C.	Notwithstanding any other provision of this Agreement, no entity that directly or indirectly owns or Controls TMI will, prior to January 1, 2009, transfer its interest in TMI to a third party other than another BCE Group Member if, at the time of such transfer, TMI owns a majority of the Shares of TSN Canada Holdings.

(f)	TSN US shall be permitted to (i) transfer to any lender, and create a Lien upon, some or all of its Shares in connection with any financing transaction, and any such transfer and lender transferee shall be deemed to have been consented to and accepted by TMI and any other BCE Group Member that owns Shares of TSN Canada Holdings, provided, that any subsequent transfer of any Shares by such lender transferee shall require the approval of TMI hereunder, which approval shall not be unreasonably withheld or delayed, and (ii) transfer all or part of its Shares of TSN Canada Holdings and/or TSN Canada to (A) an Affiliate of TSN US or any Person that is Controlled by any such Affiliate; provided, that in the event any such transferee of TSN US ceases to qualify as an Affiliate of TSN US or otherwise ceases to be Controlled by any such Affiliate, then such entity promptly shall transfer the Shares back to TSN US or an Affiliate of TSN US or any Person that is Controlled by any such Affiliate, and if such Shares are not so transferred, the loss of status as an Affiliate of TSN US or otherwise ceasing to be Controlled by any such Affiliate shall thereupon be deemed a transfer in violation of this Agreement, and the provisions of Section 6.1(c) shall apply or (B) a transferee that is not an Affiliate of TSN US or a Person that is not Controlled by any such Affiliate, provided that such transferee specified in (B) is reasonably acceptable to TMI.

(g)

It is a condition of the transfer of Shares to any Person that is permitted under this Agreement that the transferee execute and deliver a signature page to this Agreement pursuant to which such transferee becomes a party to this Agreement and otherwise agrees to be subject to all of the rights and obligations of the transferor (or otherwise applicable to the transferee) hereunder. Following the transfer of the Shares and the execution and delivery by the transferee of the signature page to this Agreement as aforesaid, the transferor shall cease to be subject to the rights and obligations hereunder, provided that the obligations of any transferor under Section 11.1 hereof and the last two sentences of this Section 6.1(g), as applicable, shall continue in full force and effect against any transferor of Shares under the terms of this Agreement. Furthermore, TSN US agrees that in the event that a transferee referred to in Section 6.1(f)(ii)(A) ceases to qualify as an Affiliate of TSN US or otherwise ceases to be Controlled by any such Affiliate, and the transferee is thereupon obliged to transfer the Shares to TSN US or an Affiliate of TSN US or any Person that is Controlled by any such Affiliate as contemplated in Section 6.1(f)(ii)(A), TSN US shall either acquire the Shares or shall cause an Affiliate or a Person controlled by an Affiliate to do so. Furthermore, BCE Inc. agrees that (i) in the event that a transferee referred to in Section 6.1(d) ceases to qualify as a BCE Group Member and such transferee is not reasonably acceptable to TSN US and to the Canadian regulatory authorities, and the transferee is thereupon obliged to transfer the Shares to a BCE Group Member as contemplated in the last sentence of Section 6.1(d), BCE Inc. shall either acquire the Shares or cause a BCE Group member to do so, and (ii) in the event a transferee of the TMI Parent referred to in Section 6.1(e)(B) ceases to qualify as a BCE Group Member and the change of Control of TMI resulting in such disqualification is not reasonably acceptable to TSN US and to the Canadian regulatory authorities, and the transferee is thereupon obliged to transfer the Shares to a BCE Group member as contemplated in the last sentence of Section 6.1(e)(B), BCE Inc. shall either acquire the Shares or cause a BCE Group member to do so.

6.2	TSN US Call Option

(a)	At any time after the date of this Agreement, but subject to Section 6.2(b.1), TSN US shall be entitled by delivering written notice to TMI and TSN Canada Holdings (the date of such notice in this Section 6.2(a) being herein referred to as the “Call Notice Date”) to elect to purchase from TMI and all other BCE Group Members all but not less than all of the TSN Canada Holdings Common Shares then held by them. Such notice shall constitute the irrevocable election by TSN US to purchase all of the TSN Canada Holdings Common Shares held by such BCE Group Members and, upon the giving of such notice, TSN US shall thereupon be obligated to purchase from them (or cause an Eligible Purchaser designated by TSN US as permitted by Section 6.2(b) to purchase from them) all of such TSN Canada Holdings Common Shares.

(b)	TSN US shall be entitled to designate and cause an Eligible Purchaser to purchase the TSN Canada Holdings Common Shares pursuant to this Section 6.2.

(b.1)

If compliance with the Restrictions would make TSN US ineligible to purchase TSN Canada Holdings Common Shares pursuant to this Section 6.2, TSN US shall not have the right to elect to purchase the TSN Canada Holdings Common Shares pursuant to Section 6.2(a). Instead, TSN US shall have the right at any time, upon written notice to TMI and TSN Canada Holdings, to designate an Eligible Purchaser who, with the written approval of TSN US, shall be entitled by delivering a written notice to TMI and TSN Canada Holdings (the date of such notice in this Section 6.2(b.1) being herein referred to as the “Call Notice Date”) to elect to purchase from TMI and all other BCE Group Members all but not less than all of the TSN Canada Holdings Common Shares then held by them. Such notice shall constitute the irrevocable election by the designated Eligible Purchaser to purchase all of the TSN Canada Holdings Common Shares held by such BCE Group Members and, upon the giving of such notice, the designated Eligible Purchaser shall thereupon be obligated to purchase from them all of such TSN Canada Holdings Common Shares. The obligations of TSN US hereunder shall continue in effect notwithstanding any such designation of an Eligible Purchaser as permitted in this Section 6.2(b.1).

(c)	The purchase price for the purchase and sale of TSN Canada Holdings Common Shares pursuant to this Section 6.2 shall be payable in cash and shall be equal to the greater of (i) the Fair Market Value of such Shares on the Call Notice Date, and (ii) the Designated Price. The BCE Group Members who own Shares of TSN Canada Holdings on the Disposition Date shall give written notice of the Disposition Date to TSN US no more than two (2) days after the Disposition Date.

(d)	The closing of the purchase and sale of TSN Canada Holdings Common Shares pursuant to this Section 6.2 (including payment of the purchase price therefor) shall be completed as soon as possible, and in no event later than the last to occur of the following: (i) that date which is ten (10) Business Days after the day on which all approvals or deemed approvals required by the Canadian Communications Statutes and the Federal Communications Commission with respect to the transfer of such TSN Canada Holdings Common Shares have been obtained, and (ii) ninety (90) days after the Call Notice Date.

(e)	TSN US will be responsible for obtaining all of the approvals or deemed approvals and effecting all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission in respect of the purchase and sale of the TSN Canada Holdings Common Shares pursuant to this Section 6.2. TSN US and the BCE Group Members who own Shares of TSN Canada Holdings at the time will use Best Efforts to obtain as soon as possible all of the approvals or deemed approvals and effect all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission (which, for greater certainty, does not include any financial, performance or other obligations on the BCE Group Members following the completion of the purchase and sale of the Shares). TSN US will, if applicable, use Best Efforts to identify an Eligible Purchaser and the BCE Group Members will use commercially reasonable efforts to assist in identifying such an Eligible Purchaser, in order that the date of closing take place as soon as possible.

(f)

If on the Call Notice Date, TMI or any successor BCE Group Member holds any spectrum reservations, authorizations or licences for mobile satellite service in the 2 GHz band from the Federal Communications Commission in respect of the 2 GHz business carried on, or intended to be carried on, by TSN US or TSN Canada and which were also held by TMI on the date of this Agreement, TSN US will be responsible for obtaining, and both TSN US and TMI shall use Best Efforts to obtain, as soon as possible thereafter all Federal Communications Commission approvals necessary to transfer or assign such spectrum reservations, authorizations or licences to TSN US or TSN Canada.

6.3	Non-Canadian Shareholder’s Right to Obtain Shares

If changes are made to the Restrictions, the effect of which would be to allow TSN US or its Affiliates to increase their ownership interest in the TSN Canada Holdings Common Shares, any BCE Group Member that owns Shares in TSN Canada Holdings will transfer such Shares as are permitted by any change made to the Restrictions to TSN US for a purchase price equal to the greater of (i) the Fair Market Value of such Shares on the transfer date, and (ii) the Designated Price, upon such changes to the Restrictions becoming legally effective.

6.4	Insolvency of any Shareholder

(a)	If any BCE Group Member that holds Shares of TSN Canada Holdings makes an assignment for the benefit of creditors or is the subject of any involuntary proceeding under any bankruptcy or insolvency law which proceeding is not dismissed within thirty (30) days, avails itself of the benefit of any other legislation for the benefit of debtors or takes steps to wind-up or terminate its existence (each a “TMI Insolvency Event”), TSN US shall be entitled, subject to the Restrictions, to purchase, or designate and cause an Eligible Purchaser to purchase, all, but not less than all, of the Shares of TSN Canada Holdings beneficially owned by such BCE Group Member or all, but not less than all, of the Shares of TSN Canada beneficially owned by TSN Canada Holdings. If TSN US wishes to exercise the right to purchase provided for in this Section, it shall give notice within thirty (30) days of becoming aware of the TMI Insolvency Event, to TSN Canada Holdings of its intention to exercise such rights under this Section. The price to be paid for such Shares pursuant to this Section shall be their stated capital. The purchase and sale of the Shares pursuant to this Section shall be completed on the fifth day following the later of the delivery by TSN US of its notice and receipt of all governmental approvals, if any, required in connection with such purchase. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and TSN US may agree; provided that the purchase price shall not be less than the stated capital of such Shares.

(b)

If TSN US or Motient Corporation (so long as it Controls TSN US) makes an assignment for the benefit of creditors or is the subject of any involuntary proceeding under any bankruptcy or insolvency law which proceeding is not dismissed within thirty (30) days, avails itself of the benefit of any other legislation for the benefit of debtors or takes steps to wind-up or terminate its existence (each a “TSN US Insolvency Event”), TMI shall be entitled, subject to the Restrictions, to purchase, or designate and cause an Eligible Purchaser to purchase, all, but not less than all, of the Shares of TSN Canada Holdings and TSN Canada beneficially owned by TSN US. If TMI wishes to exercise the right to purchase provided for in this Section, it shall give notice within thirty (30) days of becoming aware of the TSN US Insolvency Event, to TSN Canada Holdings of its intention to exercise such rights under this Section. The price to be paid for such Shares pursuant to this Section shall be their stated capital. The purchase and sale of the Shares pursuant to this Section shall be completed on the fifth day following the later of the delivery by TMI of its notice and receipt of all governmental approvals, if any, required in connection with such purchase. If an Eligible Purchaser is designated to purchase such Shares it shall do so on such terms as the Eligible Purchaser and TMI may agree; provided that the purchase price shall not be less than the stated capital of such Shares.

6.5	Endorsement on Certificates

Share certificates of TSN Canada Holdings or TSN Canada shall bear the following language either as an endorsement or on the face of such share certificate:

“The shares represented by this certificate are subject to all the terms and conditions of a unanimous shareholders’ agreement dated April 5, 2007, as it may be amended, which agreement contains, among other things, restrictions on the right of the holder hereof to transfer or sell the shares. A copy of such agreement is on file at the registered office of the corporation.”

6.6	Termination of Rights/Termination Restrictions, etc.

The restrictions on transfer in Sections 6.1 to 6.5 shall not apply to TSN Canada Common Shares or TSN Canada Holdings Common Shares that have been sold in an underwritten registered or public offering pursuant to applicable securities laws in Canada or in the United States.

6.7	TMI Put Option

(a)	At any time during a Put Window (as defined below), TMI and every other BCE Group Member then holding TSN Canada Holdings Common Shares shall be entitled by delivering written notice to TSN US and TSN Canada Holdings (the date of such notice in this Section 6.7 being herein referred to as the “Put Notice Date”) to elect to sell to TSN US all but not less than all of the TSN Canada Holdings Common Shares then held by the BCE Group Members, provided that no such notice shall be delivered prior to the later of (i) July 31, 2008, and (ii) the Disposition Date. Such notice shall constitute the irrevocable election by such BCE Group Members to sell all of the TSN Canada Holdings Common Shares held by them and, upon the giving of such notice, TSN US shall thereupon be obligated to purchase from them (or cause an Eligible Purchaser designated by TSN US as permitted by Section 6.7(b) to purchase from them) all of such TSN Canada Holdings Common Shares. A “Put Window” means the period of ninety (90) days commencing on the later of (i) July 31, 2008, and (ii) the Disposition Date, and the period of ninety (90) days commencing on each second anniversary of the commencement of the preceding Put Window.

(b)	TSN US shall be entitled to designate and cause an Eligible Purchaser to purchase the TSN Canada Holdings Common Shares pursuant to this Section 6.7.

(c)	The purchase price for the purchase and sale of TSN Canada Holdings Common Shares pursuant to this Section 6.7 shall be payable in cash and shall be equal to the greater of (i) the Fair Market Value of such Shares on the Put Notice Date, and (ii) US$ 3.5 million (three and one-half million dollars in United States currency) for each year from the Disposition Date, until the date of closing of the purchase and sale, with partial years prorated (the “Designated Price” for such Shares).

(d)	The closing of the purchase and sale of TSN Canada Holdings Common Shares pursuant to this Section 6.7 (including payment of the purchase price therefor) shall be completed as soon as possible, and in no event later than the last to occur of the following: (i) that date which is ten (10) Business Days after the day on which all approvals or deemed approvals required by the Canadian Communications Statutes and the Federal Communications Commission with respect to the transfer of such TSN Canada Holdings Common Shares have been obtained, and (ii) ninety (90) days after the Put Notice Date.

(e)	TSN US will be responsible for obtaining all of the approvals or deemed approvals and effecting all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission in respect of the purchase and sale of the TSN Canada Holdings Common Shares pursuant to this Section 6.7. TSN US and the BCE Group Members who own Shares of TSN Canada Holdings at the time will use Best Efforts to obtain as soon as possible all of the approvals or deemed approvals and effect all notifications and other compliance required by the Canadian Communications Statutes and the statutes referred to in Section 7.1(c) and by the Federal Communications Commission (which, for greater certainty, does not include any financial, performance or other obligations on the BCE Group Members following the completion of the purchase and sale of the Shares). TSN US will, if applicable, use Best Efforts to identify an Eligible Purchaser and the BCE Group Members will use commercially reasonable efforts to assist in identifying such an Eligible Purchaser, in order that the date of closing take place as soon as possible.

(f)	If on the Put Notice Date, TMI or any successor BCE Group Member holds any spectrum reservations, authorizations or licences for mobile satellite service in the 2 GHz band from the Federal Communications Commission in respect of the 2 GHz business carried on, or intended to be carried on, by TSN US or TSN Canada and which were also held by TMI on the date of this Agreement, TSN US will be responsible for obtaining, and both TSN US and TMI shall use Best Efforts to obtain, as soon as possible thereafter all Federal Communications Commission approvals necessary to transfer or assign such spectrum reservations, authorizations or licences to TSN US or TSN Canada.

6.8	Additional Strategic Shareholders

At the request of either TSN US or TMI, the other party shall give good faith consideration to a recommendation from the first party permitting a third party to become a shareholder of TSN

Canada Holdings where such third party has expertise or business operations that may be strategically beneficial to TSN Canada.

6.9	Determining Fair Market Value

For the purposes of this Agreement, “Fair Market Value” of the Shares shall be the amount agreed by TSN US and TMI and shall be determined using a discounted cash flow analysis. The per Share Fair Market Value shall not give any effect to any discount for minority ownership or premium for majority ownership and shall not take into account the value of any tangible or intangible assets of TSN Canada Holdings or TSN Canada. In the event that TMI and TSN US cannot agree as to the Fair Market Value of the Shares of TSN Canada Holdings when required herein, then they shall, at the joint expense of TMI and TSN US (each bearing 50% thereof), jointly retain a qualified and independent valuator (the “Valuator”) to advise in writing as to the appropriate Fair Market Value using the methodology set forth in this Section 6.9. In determining Fair Market Value by performing the discounted cash flow analysis, the Valuator shall determine the appropriate discount rate and may take into account such factors as are customarily considered when making such a determination, subject to the limitations in this Section 6.9. TMI and TSN US will deliver to the Valuator and to each other any information requested by the Valuator to assist him in making his valuation. The Valuator will direct any information request in writing to both TMI and TSN US. The Valuator will deliver to TMI and TSN US as expeditiously as possible a report setting out the Fair Market Value of the Shares which will be binding on both TMI and TSN US.

ARTICLE 7

ARRANGEMENTS REGARDING DISPOSITIONS

7.1	Closing

The following provisions shall apply to (i) any transfer of Shares between Shareholders (including their permitted designees or an Eligible Purchaser) pursuant to Article 6 and (ii) to any transfer of Shares pursuant to Section 6.4:

(a)	The transfer shall be completed at TSN Canada Holdings’ or TSN Canada’s registered office, subject to paragraph (c), on the date specified for closing. At such time, the transferor(s) shall transfer to the transferee(s) good title to the Shares being transferred free and clear of all Liens (and shall make representations and warranties to such effect) and deliver to the transferee(s) certificates and other documents of title evidencing ownership of the Shares being transferred, duly endorsed in blank for transfer by the holders of record. In addition, the transferor(s) shall deliver to TSN Canada Holdings or TSN Canada, all records, accounts and other documents in its possession belonging to TSN Canada Holdings or TSN Canada and the resignations and releases of its nominees on the Board (including the resignation of such Persons as officers of the Corporation), all such resignations to be effective no later than the time of delivery. The transferee(s) shall deliver to the transferor(s) certified cheques or wire transfer in immediately available funds in full payment of the purchase price payable for the Shares being transferred.

(b)	If, at the time of closing, a transferor fails to complete the subject transaction of purchase and sale, the transferee shall have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of that part of the purchase price payable to the transferor at the time of closing to the credit of the transferor in the main branch of TSN Canada Holdings’ or TSN Canada’s bank, to execute and deliver, on behalf of and in the name of the transferor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the transferor hereby irrevocably appoints the transferee its attorney in that behalf. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the transferor and the transferor hereby ratifies and confirms and agrees to ratify and confirm all that the transferee may lawfully do or cause to be done by virtue of such appointment and power.

(c)	If any transfer is subject to review under the provisions of the Investment Canada Act, the Competition Act (Canada) or the Canadian Communications Statutes, then the closing of such transfer shall be conditional upon the approval or deemed approval of the appropriate governmental or regulatory authorities, on terms and conditions satisfactory to the transferee and the closing of such transfer shall be delayed until the receipt of such approvals or deemed approvals.

7.2	Arrangements Regarding Guarantees

If, at the time a transfer of Shares is to be made pursuant to the provisions of this Agreement, the transferor is a guarantor of all or part of any indebtedness or obligations of TSN Canada Holdings or TSN Canada then any transferee who or which is bound by this Agreement hereby agrees to obtain, at the time of completion of such transfer, a release of any such guarantee from the holders of such guarantee, provided that if, after using reasonable efforts, such transferee is unable to obtain such release, the transferee as a condition precedent to the completion of the transfer, shall deliver in lieu of such release, an indemnity reasonably acceptable to the transferor or other security of a Canadian chartered bank indemnifying and saving fully harmless the transferor from any liability or loss which may be suffered or incurred by one or more of them in respect of any such guarantee.

ARTICLE 8

OPERATIONS

8.1	Operations

TSN Canada Holdings and TSN Canada shall conduct their respective Businesses so as to maintain and preserve their respective property, Business, assets and qualification to conduct business. In addition, TSN Canada Holdings and TSN Canada shall make all necessary or appropriate filings with Industry Canada and any other relevant governmental authorities to comply with and perform all duties imposed by any federal, provincial or local law, regulation or governmental authority, and not take any action that might have a material adverse effect on its qualification to conduct its Business.

ARTICLE 9

FINANCIAL MATTERS

9.1	Books and Records

TSN Canada Holdings and TSN Canada shall keep books of accounts and records in accordance with GAAP and shall furnish to each Shareholder copies of such accounting reports and financial statements as may be reasonably requested from time to time, and such other documents or information as are reasonably available to TSN Canada Holdings or TSN Canada, all subject to the terms of Section 9.2 below.

9.2	Financial Statements

The directors of TSN Canada Holdings shall cause to be delivered to each Shareholder the following financial statements prepared in accordance with GAAP:

(a)	as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, an unaudited balance sheet of TSN Canada Holdings and TSN Canada as at the end of such quarter, the related statements of earnings and retained earnings and the statement of changes in financial position for the quarter then ended; and

(b)	as soon as available and in any event within 90 days after the end of each fiscal year, the audited balance sheet of TSN Canada Holdings and of TSN Canada as at the end of such fiscal year and the related statements of earnings and retained earnings and statement of changes in financial position for the fiscal year then ended, all accompanied by an opinion of the Auditor.

ARTICLE 10

INTENTIONALLY DELETED

ARTICLE 11

GENERAL

11.1	Confidentiality

(a)	Each of the Parties agrees that it shall not, at any time or under any circumstances, without the unanimous consent of the Shareholders and of TSN Canada Holdings or TSN Canada, as applicable, directly or indirectly communicate or disclose to any Person (other than the other Parties and their employees, agents, advisors and representatives) or make use of (except in connection with its interest in TSN Canada Holdings or TSN Canada) any confidential knowledge or information howsoever acquired by such Party relating to or concerning the customers, suppliers, products, technology, trade secrets, systems or operations, or other confidential information regarding the property, Business and affairs, of TSN Canada Holdings or TSN Canada, (herein referred to as “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include, and the restriction in the foregoing sentence shall not apply to the following:

(i)	information which is known by such Person or becomes known to such Person without breach of a confidentiality obligation or which is or becomes generally available to the public (other than by disclosure by such Party or its employees, agents, advisors or representatives contrary to this Section); or

(ii)	information which is reasonably required to be disclosed by a Party to protect its interests in connection with any valuation or legal proceeding under this Agreement; or

(iii)	information which is required to be disclosed by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction (including Industry Canada and/or the CRTC) or any stock exchange, provided that the disclosing Party shall provide the other Shareholder(s) with the opportunity to review and comment on such disclosure and will attempt to obtain confidential treatment for such disclosure and/or a protective order if reasonably requested by the other Shareholders; or

(iv)	information disclosed to a third party for purposes consistent with a business plan developed in accordance with Section 5.8 above, and provided that such third party has entered into a confidentiality agreement with the disclosing party.

(b)	Each of the Parties acknowledges that disclosure of any Confidential Information in contravention of this Section may cause significant harm to the other Parties and that remedies at law may be inadequate to protect against a breach of this Section. Accordingly, each of the Parties agrees that each of the other Parties shall be entitled, in addition to any other relief available to it, to the granting of injunctive relief without proof of actual damages or the requirement to establish the inadequacy of any of the other remedies available to it. Each of the Parties covenants not to assert any defence in proceedings regarding the granting of an injunction or specific performance based on the availability to it of any other remedy.

11.2	Relationship of the Parties, etc.

TSN Canada Holdings and TSN Canada agree that they will not engage in any business, directly or indirectly, that directly competes with the business of TSN US conducted in the United States (whether as conducted at the date hereof or as TSN US conducts or plans to conduct in the future, as the case may be).

Nothing contained herein shall be construed to create a partnership, agency or other similar relationship of any type between any or all of the Parties or to limit in any manner the Parties in the carrying on of their own respective businesses or activities.

Any Shareholder and its officers, directors, shareholders, partners, members, agents and employees, and each director of TSN Canada Holdings or TSN Canada nominated by such Shareholder (collectively, a “Corporate Opportunities Group”) may investigate, engage in and/or possess any interest in other business ventures of every nature and description, independently or with others, whether existing as of the date hereof or hereafter coming into existence, without any accountability to any other Party by virtue of this Agreement or under applicable law, and shall not be obligated to present any business opportunity to TSN Canada Holdings or TSN Canada or any other Shareholder or such other Shareholder’s Corporate Opportunities Group, even if the opportunity is of the character that, if presented to TSN Canada Holdings or TSN Canada, could be taken by one or both of them or, if presented to any other Shareholder or such other Shareholder’s Corporate Opportunities Group, could be taken by such Persons. Each Shareholder and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than TSN Canada Holdings, TSN Canada, any other Shareholder or any Person in such other Shareholder’s Corporate Opportunities Group. No Party shall initiate, continue, maintain or support any action, claim, application, complaint or proceeding against any past or present member of a Corporate Opportunities Group arising from any alleged failure to bring a business opportunity to the attention of TSN Canada, TSN Canada Holdings or any Affiliate of either of them, or the failure to facilitate the exploitation of such business opportunity by any of them or alleging any breach of duty or oppression based on any activity permitted under this Section 11.2, and no Party shall cause, encourage or assist TSN Canada, TSN Canada Holdings or any other Person to do so. The obligations of a Party pursuant to the preceding sentence shall survive the termination or expiration of this Agreement, and shall continue regardless of whether the Party is a Shareholder or not. For greater certainty, a past or present member of a Corporate Opportunities Group shall be permitted to defend any such action, claim, application, complaint or proceeding by reference to this Section 11.2 which shall constitute a complete answer and defence to any such action, claim, application or proceeding.

11.3	Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any Shares:

(a)	resulting from the conversion, reclassification, redesignation, subdivision or consolidation or other change of the Shares; and

(b)	of TSN Canada Holdings or TSN Canada or any successor body corporate which may be received by the Shareholders on a merger, amalgamation, arrangement or other reorganization of or including TSN Canada Holdings or TSN Canada;

and prior to any such action being taken, the Parties shall give due consideration to any changes which may be required to this Agreement in order to give effect to the intent of this Section.

11.4	Compliance with Restrictions

If TSN Canada Holdings or TSN Canada is advised by Industry Canada or the CRTC that it does not comply with the Restrictions, or if any action contemplated or proposed to be taken under this Agreement at the time would result in non-compliance with the Canadian Communications Statutes, the Shareholders will negotiate in good faith changes to its structure or governance to ensure that compliance with such Restrictions and the Canadian Communications Statutes is achieved, provided that no Shareholder shall be required to take any action or do any thing that, in its reasonable judgement, impairs or is likely to impair its, or any Affiliate’s, economic interest or liquidity in TSN Canada Holdings, TSN Canada and TSN US.

11.5	Benefit of the Agreement

This Agreement shall inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the Parties hereto.

11.6	Entire Agreement

This Agreement constitutes the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Parties with respect to such subject matter. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect to the subject matter of this Agreement other than those expressly set forth in this Agreement.

11.7	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the Party purporting to give such waiver and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

11.8	Assignment

Except as may be expressly provided in this Agreement, none of the Parties to this Agreement may assign its rights or obligations under this Agreement without the prior written consent of all of the other Parties.

11.9	Termination

This Agreement shall terminate upon:

(a)	the written agreement of all of the Parties;

(b)	one Person becoming the beneficial owner of all of the Shares.

11.10	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part of such provision and the remaining part of such provision and all other provisions of this Agreement shall continue in full force and effect.

11.11	Notices

Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (referred to in this Section as a “notice”) to any Party shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or overnight courier or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a notice to TMI Communications and Company, Limited Partnership; TerreStar Networks (Canada) Inc.; and TerreStar Networks Holdings (Canada) Inc.:

c/o BCE Inc.

Bureau 3700

1000 de la Gauchetière Ouest

Montréal, Québec H3B 4Y7

Attention: Vice President, General Counsel

Fax: (514) 391-8389

(b)	in the case of a notice to TerreStar Networks Inc.:

TerreStar Networks Inc.

One Discovery Place

12010 Sunset Hills Road, Sixth Floor

Reston, VA 20190

Attention: General Counsel

Fax: (703) 476-7143

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this Section. Any notice personally delivered to the Party to whom it is addressed as provided in this Section shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice mailed to the address and in the manner provided for in this Section shall be deemed to have been given and received on the fifth Business Day next following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after the date of its transmission.

11.12	Compliance with Applicable Law

Notwithstanding any other term of this Agreement, in giving effect to this Agreement and as a condition to taking any action, exercising any right or enforcing any obligation under this Agreement, each of the Parties shall comply with all applicable law and obtain all necessary authorizations, consents, orders and approvals of all Governmental Authorities and officials.

11.13	Reproduction of Documents

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any Party in connection with the closing of the transactions contemplated hereby (except for promissory notes, shares certificates and similar instruments), and (c) financial statements, certificates and other information, may be reproduced by any Party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and such Party may destroy any original document so reproduced. All Parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Party in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument and receipt of a facsimile or other electronic version of an executed signature page by a Party shall constitute satisfactory evidence of execution of this Agreement by such Party.

11.15	Attornment and Waiver of Trial by Jury

This Agreement is made under and shall be governed by and construed in accordance with the laws of the Province of Ontario without regard to its principles of conflicts of law that would give effect to the application of the law of another jurisdiction. The Parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario and waive any and all right to a trial by jury.

[Remainder of page intentionally left blank. Signature page follows]

IN WITNESS OF WHICH the Parties have executed this Agreement as of the date first written above.

TMI COMMUNICATIONS AND COMPANY, LIMITED PARTNERSHIP, by its general partner, BCE Inc.

By:	/s/ Scott Thomson
Name:	Scott Thomson
Title:	Executive Vice President, Corporate Development and Planning

TERRESTAR NETWORKS INC.

By:	/s/ Robert H. Brumley
Name:	Robert H. Brumley
Title:	President and Chief Executive Officer

TERRESTAR NETWORKS HOLDINGS (CANADA) INC.

By:	/s/ Steven Nichols
Name:	Steven Nichols
Title:	Executive Vice President, Operations

TERRESTAR NETWORKS (CANADA) INC.

By:	/s/ Steven Nichols
Name:	Steven Nichols
Title:	Executive Vice President, Operations

Acknowledged and agreed to as for the last sentence of Section 6.1(g) hereof:

BCE INC.

By:	/s/ Scott Thomson
Name:	Scott Thomson
Title:	Executive Vice President, Corporate Development and Planning

[Signature page to Shareholders Agreement dated April 5, 2007]